SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                          -----------------------


                                SCHEDULE 13D
                               (Rule 13d-101)

          INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
         TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                               RULE 13d-2(a)

                            (Amendment No. 8)1/


                          Heartland Partners, L.P.
-------------------------------------------------------------------------------
                              (Name of Issuer)

                     Class A Limited Partnership Units
                       (Title of Class of Securities)

                                422357 10 3
-------------------------------------------------------------------------------
                               (CUSIP Number)

                              David S. Richter
                     Waveland Capital Management, L.P.
                        227 West Monroe, Suite 4800
                          Chicago, Illinois 60606
                               (312) 739-2138

               (Name, Address and Telephone Number of Person
             Authorized to Receive Notices and Communications)

                              November 1, 2001
-------------------------------------------------------------------------------
          (Date of Event Which Requires Filing of This Statement)


         If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1 (b) (3) or (4), check the following box [ ]

                  Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

-----------
1/ The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.422357-10-3                       13D


_______________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Waveland Partners, L.P.
_______________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_______________________________________________________________________________
3    SEC USE ONLY


_______________________________________________________________________________
4    SOURCE OF FUNDS*

      WC
_______________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

_______________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
_______________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      ________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    189,352
  OWNED BY
               ________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      ________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    189,352

_______________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     189,352 Units
_______________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
_______________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.84%
_______________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN
_______________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 2 of 10 Pages

CUSIP No.422357-10-3                       13D


_______________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Waveland Capital Management, L.P.
_______________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_______________________________________________________________________________
3    SEC USE ONLY


_______________________________________________________________________________
4    SOURCE OF FUNDS*

      WC
_______________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

_______________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
_______________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      ________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    189,752
  OWNED BY
               ________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      ________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    189,752

_______________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     189,752 Units
_______________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
_______________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.86%
_______________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     PN
_______________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 3 of 10 Pages

CUSIP No.422357-10-3                       13D


_______________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Clincher Capital Corporation
_______________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_______________________________________________________________________________
3    SEC USE ONLY


_______________________________________________________________________________
4    SOURCE OF FUNDS*

      WC
_______________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

_______________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
_______________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      ________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    189,752
  OWNED BY
               ________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      ________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    189,752

_______________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     189,752 Units
_______________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
_______________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     8.86%
_______________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     CO
_______________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 4 of 10 Pages

CUSIP No.422357-10-3                       13D


_______________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Waveland Capital Management, LLC
_______________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_______________________________________________________________________________
3    SEC USE ONLY


_______________________________________________________________________________
4    SOURCE OF FUNDS*

      WC
_______________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

_______________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Illinois
_______________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      ________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    137,737
  OWNED BY
               ________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      ________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    137,737

_______________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     137,737 Units
_______________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
_______________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.43%
_______________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO
_______________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 5 of 10 Pages

CUSIP No.422357-10-3                       13D


_______________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Waveland Partners, Ltd.
_______________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_______________________________________________________________________________
3    SEC USE ONLY


_______________________________________________________________________________
4    SOURCE OF FUNDS*

      WC
_______________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

_______________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
_______________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      ________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    137,737
  OWNED BY
               ________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      ________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    137,737

_______________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     137,737 Units
_______________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
_______________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     6.43%
_______________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO
_______________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 6 of 10 Pages

CUSIP No.422357-10-3                       13D


_______________________________________________________________________________
1    NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Waveland International, Ltd.
_______________________________________________________________________________
2    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]

_______________________________________________________________________________
3    SEC USE ONLY


_______________________________________________________________________________
4    SOURCE OF FUNDS*

      WC
_______________________________________________________________________________
5    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
     PURSUANT TO ITEMS 2(d) OR 2(e)                                   [_]

_______________________________________________________________________________
6    CITIZENSHIP OR PLACE OF ORGANIZATION

      Cayman Islands
_______________________________________________________________________________
               7    SOLE VOTING POWER

  NUMBER OF

   SHARES      ________________________________________________________________
               8    SHARED VOTING POWER
BENEFICIALLY
                    18,151
  OWNED BY
               ________________________________________________________________
    EACH       9    SOLE DISPOSITIVE POWER

  REPORTING

   PERSON      ________________________________________________________________
               10   SHARED DISPOSITIVE POWER
    WITH
                    18,151

_______________________________________________________________________________
11   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     18,151 Units
_______________________________________________________________________________
12   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

                                                                      [_]
_______________________________________________________________________________
13   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

     0.85%
_______________________________________________________________________________
14   TYPE OF REPORTING PERSON*

     OO
_______________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                            Page 7 of 10 Pages

ITEM 5.           INTEREST IN SECURITIES OF THE ISSUER.

(a) Waveland Partners, L.P., Waveland Capital Management, L.P. and Clincher Capital Corporation beneficially own 189,352 Units representing approximately 8.84% of the Units outstanding as of September 30, 2001 (as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001). Additionally, an account for which Waveland Capital Management, L.P. serves as the investment advisor has acquired 400 Units (the "Managed Account Units"). Thus, Waveland Capital Management, L.P. and Clincher Capital Corporation, Waveland Capital's general partner, may also be deemed to be a beneficial owner of the Managed Account Units.

        Waveland Partners, Ltd. and Waveland Capital Management, LLC beneficially own 137,737 Units representing approximately 6.43% of the Units outstanding as of September 30, 2001 (as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

        Waveland International, Ltd. beneficially owns 18,151 Units representing approximately 0.85% of the Units outstanding as of September 30, 2001 (as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001).

        The Waveland entities collectively hold 308,938 Units representing approximately 14.4% of the Units outstanding as of September 30, 2001 (as reported in the Issuer's Quarterly Report on Form 10-Q for the quarter ended September 30, 2001). Additionally, an account for which Waveland Capital Management, L.P. serves as the investment advisor has acquired 400 Units (the "Managed Account Units"). Thus, the Waveland entities may also be deemed to be a beneficial owner of the Managed Account Units.

(b) Waveland Partners, L.P. has the shared power to vote or direct the vote and the shared power to dispose or direct the disposition of 189,352 Units (consisting of the Units acquired by Waveland Partners, L.P. and by Waveland International, Ltd.).

        Waveland Capital Management, L.P. and Clincher Capital
        Corporation have the shared power to vote or direct the vote and the shared power to dispose or direct the disposition of 189,752 Units (consisting of the Units acquired by Waveland Partners, L.P., by Waveland International, Ltd. and by the an account for which Waveland Capital Management, L.P. serves as the investment advisor).

        Waveland Partners, Ltd. and Waveland Capital Management, LLC have the shared power to vote or direct the vote and the shared power to dispose or direct the disposition of 137,737 Units (consisting of the Units acquired by Waveland Partners, Ltd. and by Waveland International, Ltd.).

        Waveland International, Ltd. has the shared power to vote or direct the vote and the shared power to dispose or direct the disposition of 18,151 Units (consisting of the Units acquired by Waveland International, Ltd.).


                                                            Page 8 of 13 Pages

(c) In the past 60 days, Waveland International effected the following transactions with respect to the Units:

        On October 18, 2001 Waveland International, Ltd. disposed of 18,151 Units through a private sale at a price of $16.70.

        On November 1, 2001 Waveland International, Ltd. transferred 171,201 Units to Waveland Partners, L.P.

        On November 1, 2001 Waveland International, Ltd. transferred 119,586 Units to Waveland Partners, Ltd.


ITEM 7.       MATERIAL TO BE FILED AS EXHIBITS.

Exhibit
Number        Description
-------       -----------

99.1          Joint Filing Agreement
































                                                           Page 9 of 13 Pages

                                   SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: December 12, 2001

                               WAVELAND PARTNERS, L.P.
                               By: Waveland Capital Management, L.P.
                                     Its: General Partner
                                     By: Clincher Capital Corporation
                                           Its: General Partner

                                           By:  /s/ David S. Richter
                                              --------------------------------
                                                David S. Richter, President

                               WAVELAND CAPITAL MANAGEMENT, L.P.
                               By: Clincher Capital Corporation
                                     Its: General Partner

                                     By:  /s/ David S. Richter
                                        ----------------------------------
                                          David S. Richter, President

                               CLINCHER CAPITAL CORPORATION


                               By:   /s/ David S. Richter
                                  -----------------------------------
                                    David S. Richter, President


                               WAVELAND CAPITAL MANAGEMENT, LLC



                               By:   /s/ David S. Richter
                                   ----------------------------------
                                     David S. Richter, Manager


                               WAVELAND PARTNERS, LTD.



                               By:   /s/ David S. Richter
                                   -----------------------------------
                                     David S. Richter, Director



                               WAVELAND INTERNATIONAL, LTD.



                               By:   /s/ David S. Richter
                                   -----------------------------------
                                    David S. Richter, Director

                                                        Page 10 of 10 Pages